Exhibit 10.74

TECHNOLOGY SUBLICENSE AGREEMENT

among

ADA-ES, INC.,

as Licensor,

CLEAN COAL SOLUTIONS, LLC,

as Sublicensor,

and

GS RC INVESTMENTS LLC,

as Sublicensee

dated as of June 29, 2010

-i-

TECHNOLOGY SUBLICENSE AGREEMENT

This TECHNOLOGY SUBLICENSE AGREEMENT (this “Agreement”), dated as of June 29, 2010 (the “Effective Date”), is by and among GS RC Investments LLC, a Delaware limited liability company (“Sublicensee”), Clean Coal Solutions, LLC (f/k/a ADA-NexCoal, LLC), a Colorado limited liability company (“Sublicensor”), ADA-ES INC., a Colorado corporation (“Licensor”). Sublicensee, Sublicensor, and Licensor are sometimes hereinafter individually referred to as a “Party” and collectively as the “Parties”.

RECITALS

Sublicensor and Licensor are Parties to that certain Amended and Restated License Agreement, effective as of October 30, 2009 (the “License Agreement”), a copy of which is attached hereto as Exhibit A, pursuant to which Licensor licensed to Sublicensor, on a fully paid-up, royalty-free basis, all of the Technology (as defined in the License Agreement) to make or have made the Licensed Property (as defined in the License Agreement) and to use, sell, lease, offer to sell, import or otherwise dispose of the Licensed Property in the Territory (as defined in the License Agreement), and subject to the terms and conditions of the License Agreement (the “Technology License”)

Licensor is the sole owner of all right, title and interest in and to the Licensed Property and the Technology (which includes the inventions and subject matter disclosed in the Patents);

The License Agreement grants Sublicensor the right, from time to time, to sublicense to any third party or parties, on a non-exclusive basis, any or all rights under the Technology License.

Pursuant to the Agreement to Lease dated June 29, 2010 and the Equipment Leases, Sublicensee has agreed to lease from subsidiaries of Sublicensor the refined coal production facilities described on Exhibit B (the “Facilities”) that are designed to produce Refined Coal using the Licensed Property; and

Sublicensor wishes to sublicense the Licensed Property to Sublicensee, and Sublicensee wishes to receive a license of the Patents and Know-How from Sublicensor for the purpose of making the Licensed Property and producing Refined Coal from the Facilities, all on the terms and conditions contained herein.

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms below:

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such first Person. For purposes of this definition and the Agreement, the term “control” (and correlative terms) means (a) the ownership of 50% or more of the equity interest in a Person, or (b) the power, whether by contract, equity ownership or otherwise, to direct or cause the direction of the policies or management of a Person.

“Agreement” has the meaning set forth in the opening paragraph.

“Applicable Law” shall mean all applicable provisions of all (i) constitutions, treaties, statutes, laws, rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) any consent, approval, authorization, waiver, permit, grant, franchise, concession, notification, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Governmental Authority, and (iii) decisions, injunctions, judgments, awards and decrees of, or agreements with, any Governmental Authority

“Assignment” has the meaning set forth in Section 10.5.

“Bankruptcy” means the filing by a Person of a petition commencing a voluntary case under the Bankruptcy Code; a general assignment by a Person for the benefit of creditors; an admission in writing by a Person of its inability to pay debts as they become due; the seeking or acquiescence by a Person in the appointment of any trustee, receiver, or liquidator for the Person or for any part of the Person’s property; or the commencement against a Person of an involuntary case under the Bankruptcy Code, or a proceeding under any receivership, composition, readjustment, liquidation, insolvency, dissolution or similar law or statute, if not dismissed or vacated within 60 days.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder and guidance issued in conjunction therewith.

“Effective Date” has the meaning set forth in the opening paragraph.

“Equipment Leases” means those certain Equipment Leases of the Facilities between AEC-NM, LLC and AEC-TH, LLC respectively and Sublicensee, of even date.

“Facilities” has the meaning set forth in the Recitals.

“Governmental Authority” means a federal, state, or local governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; any court or other judicial body; and any officer, official or other representative of any of the foregoing.

“GS” means The Goldman Sachs Group, Inc., a Delaware corporation.

“Improvements” means those modifications, revisions, derivations, updates, enhancements and improvements of the Technology that are related to the reduction of NOx and mercury emissions from cyclone boilers and that are conceived, discovered, created, developed or acquired by or on behalf of Licensor, which Improvements will automatically and without any further action on the part of Licensor or Sublicensee, become part of the Technology (and part of the Technology Sublicense).

“IRS” means the United States Internal Revenue Service, and any successor thereto.

“IRS Guidance” has the meaning set forth in Section 10.14.

“Know-How” means technical information, ideas, concepts, confidential information, trade secrets, know-how, discoveries, inventions, processes, methods, formulas, source and object codes, data, programs, other works of authorship, improvements, developments, designs and techniques related to the reduction of NOx and mercury emissions from cyclone coal-fired boilers other than as embodied in the Patents, that are owned or controlled by Licensor during the Term and that are necessary or desirable to use the Patents for the purpose of the license granted in Section 2 hereof.

“Licensed Property” means any products or methods related to the reduction of NOx and mercury emissions from cyclone coal-fired boilers, whether owned by Licensor or Sublicensor or licensed by Licensor or Sublicensor now or hereafter, that are (i) covered by any Valid Claim(s) contained in any of the Patents, and/or (ii) based on the products, processes or methods developed using the Technology.

“License Fee” has the meaning set forth in Section 2.4.

“Licensor” has the meaning set forth in the opening paragraph.

“Loss” means losses (but expressly excluding any lost or disallowed tax credits), liabilities, demands, assessments, cleanup, removal, remediation and restoration obligations, judgments, awards, damages, natural resource damages, contribution, cost-recovery and compensation obligations, fines, fees, penalties, costs and expenses (including litigation and arbitration costs and attorneys’ and experts’ fees and expenses).

“No-Fault Termination Event” has the meaning set forth in Section 4.3.

“O&M Agreement” means those Operating and Maintenance Agreements (New Madrid) and Operating and Maintenance Agreement (Thomas Hill) entered into between GS RC Investments LLC and Clean Coal Solutions Services, LLC.

“Operator” means Clean Coal Solutions Services, LLC, a Colorado limited liability company.

“Party” or “Parties” has the meaning set forth in the opening paragraph.

“Patents” means: (i) U.S. Patent No. 6,773,471 B2 entitled “Low Sulfur Coal Additive for Improved Furnace Operation” issued on August 10, 2004; (ii) U.S. Patent No. 6,729,248 B2 entitled “Low Sulfur Coal Additive for Improved Furnace Operation” issued on May 4, 2004; (iii) U.S. Patent No. 7,332,002 entitled “Low Sulfur Coal Additive for Improved Furnace

Operation” issued February 19, 2008; (iv) U.S. Patent Application No. 10/622,677, entitled “Low Sulfur Coal Additive for Improved Furnace Operation”, filed July 18, 2003; (v) U.S. Patent Application No. 12/785,184, entitled “Additives for Mercury Oxidation in Coal-Fired Power Plants”, filed May 21, 2010; (vi) U.S. Provisional Patent Application No. 60/144,349, entitled “Low Cost Technology to Improve Operation of Cyclone Furnaces Firing Low Sulfur Western Coals”, filed July 16, 1999; (vii) U.S. Provisional Patent Application No. 60/213,915, entitled “Low Cost Technology to Improve Operation of Cyclone Furnaces Firing Low Sulfur Western Coals”, filed June 26, 2000; (viii) U.S. Provisional Patent Application Serial No. 60/730,971 entitled “Additives for Catalysis of Mercury Oxidation in Coal-Fired Power Plants” filed October 27, 2005; (ix) U.S. Patent Application No. 11/553,849, filed October 27, 2006, entitled “Additives for Mercury Oxidation in Coal-Fired Power Plants”; (x) U.S. Provisional Patent Application No. 61/301,459, filed February 4, 2010, entitled “Method and Equipment for Iodine-Controlled Mercury Emissions from Coal-Fired Boilers”; (xi) U.S. Provisional Patent Application No. 61/312,443, filed March 10, 2010, entitled “Method and Equipment for Iodine-Controlled Mercury Emissions from Coal-Fired Boilers”; (xii) U.S. Provisional Patent Application No. 61/353,555, filed June 10, 2010, entitled “Method and Equipment for Controlling Mercury Emissions from Coal-Fired Processes”; and (xiii) any and all continuations, continuations-in-part, and divisionals, and all patents issuing which are based on such applications, and all reissues, reexaminations, or extensions thereof, as well as any foreign counterparts, continuations, continuations-in-part or divisions thereof and patents and patent applications on any improvements, advancements, modifications, revisions or developments to the subject matter claimed in the aforesaid patents that are developed by or for Licensor, together with any other patents (U.S. or foreign and even if not listed herein) that share a common claim of priority with said patents or that, as mutually agreed upon in good faith by the Parties, cover inventions substantially similar to said patents.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“PLR” means a private letter ruling from the IRS.

“Refined Coal” means a liquid, gaseous or solid fuel produced from coal by the Facilities using the Technology.

“Sublicensee” has the meaning set forth in the opening paragraph.

“Sublicensor” has the meaning set forth in the opening paragraph.

“Technology” means the Patents and the Know-How pertaining to NOx and mercury emissions control for cyclone coal-fired boilers, as well as any Know-How developed or acquired after the Effective Date which is related to the subject matter in the Patents, whether or not such Know-How becomes the subject of a patent application during the Term.

“Technology Sublicense” has the meaning set forth in Section 2.1

“Term” means the period commencing on the Effective Date and ending on the date provided in Section 4.1 herein.

“Trade Secrets” has the meaning set forth in Section 8.3.

“Valid Claim(s)” means any claim contained in an issued and unexpired patent included within the Patents that has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, or unappealable or unappealed within the time allowed for appeal, and that has not been admitted to be invalid or unenforceable through reissue or disclaimer.

ARTICLE II.

GRANT.

2.1 Sublicensor hereby grants to Sublicensee a worldwide, fully paid-up, transferable (but only to the extent provided in Section 2.3 below), non-exclusive right and license under the Patents and Know-How (including the Technology) to make or have made the Licensed Property and to use the Patents, Know-How, and Licensed Property in connection with the production of Refined Coal from the Facilities (as the same may hereafter be repaired, modified, and refurbished), including the distribution, sale, and marketing thereof (the “Technology Sublicense”). For the avoidance of doubt, the movement of any of the Facilities to locations other than the current sites of the Facilities would not be, by itself, a breach of this Agreement and the licenses set forth herein shall not be affected thereby.

2.2 The Technology Sublicense granted hereby is for the purpose of engaging in the business of producing and selling Refined Coal, and to do any and all things necessary or incidental thereto subject to the terms and conditions of the Technology Sublicense.

2.3 Sublicensee may, from time to time, sublicense to any operator of the Facilities or other third party any or all rights under the Technology Sublicense. In particular, the Parties acknowledge that Sublicensee intends to engage Operator to operate the Facilities and that Sublicensee intends to sublicense to any third party involved in the operation and maintenance of the Facilities certain rights under the Technology Sublicense in connection with Operator’s engagement.

2.4 During the term of this Agreement, Sublicensee agrees to pay Sublicensor $10,000 per year (the “License Fee”) as a fee for all of the licenses and rights granted herein. The License Fee is due and payable within thirty (30) days of the date of Sublicensee’s receipt of the invoice for such fee from Sublicensor.

ARTICLE III.

TECHNICAL ASSISTANCE AND IMPROVEMENTS

3.1 Sublicensor shall promptly and fully advise Sublicensee in writing of any Improvements, it being understood that any Improvements conceived, discovered, created, developed or acquired by Sublicensor or Licensor during the Term will be the property of Sublicensor or Licensor, as applicable, and will be included within the Licensed Property and the Technology and thereby made a part of the Technology Sublicense granted to Sublicensee for the remaining duration of this Agreement. The expenses of filing and prosecuting any patent application relating to such Improvements will be borne by Licensor.

3.2 All inventions, improvements, or Know-How (based on the Technology) that are conceived, discovered, created, developed or acquired by or on behalf of Sublicensee or by any of the Parties jointly are to be owned by Licensor, and all right, title and interest in and to such inventions, improvements, or Know-How are hereby assigned by Sublicensee and Sublicensor, as appropriate, to Licensor. Sublicensee and Sublicensor shall promptly and fully advise Licensor in writing of such inventions, improvements, or Know-How that are material and of which it becomes aware. For the avoidance of doubt, all inventions, improvements, or Know-How that are related to the Technology and are conceived, discovered, created, developed or acquired by Operator pursuant to the O&M Agreement are to be owned by Licensor, and all right, title and interest in and to such inventions, improvements, or Know-How are hereby assigned by Sublicensee to Licensor. All right, title, and interest in any inventions, improvements, or Know-How (with respect to the subject matter of the Technology) that are conceived, discovered, created, developed or acquired (a) by or on behalf of Sublicensee or (b) by any of the Parties jointly will be sublicensed and are hereby sublicensed to Sublicensee as part of the Technology Sublicense. The expenses of filing and prosecuting any patent application relating to any such inventions, improvements, or Know How will be borne by Licensor; provided, however that Sublicensee and Sublicensor, as appropriate, shall reasonably assist Licensor, at Licensor’s sole expense, in obtaining Licensor’s full ownership rights, including patent rights, in and to the subject inventions, improvements, or Know-How.

ARTICLE IV.

TERM AND TERMINATION.

4.1 Term. The Term shall terminate upon the earlier to occur of (i) the last date upon which all U.S. Patents terminate in fact without renewal, whether by expiration or invalidation, (ii) any valid termination of both (but not one) of the Equipment Leases, and (iii) such other date as provided herein.

4.2 Other Termination. Any Party may terminate this Agreement prior to the end of the Term upon providing written notice to the other Party if the other Party commits a material default or breach of any representation, warranty, covenant or agreement contained herein and fails to remedy any such default or breach within 30 days after receiving written notice describing in reasonable detail the material default or breach from the non-defaulting or non-breaching Party. If Sublicensee so terminates this Agreement due to a breach by Sublicensor or Licensor, Sublicensor and Licensor, as applicable, shall reimburse Sublicensee within 10 days of such termination the pro rata portion of the License Fee for the remainder of the year in which such termination occurs. Sublicensor and Licensor agree that monetary damages are an adequate remedy for any default or breach of this Agreement by Sublicensee.

4.3 Effect of Termination of this Agreement or the License Agreement under Certain Circumstances. The rights of Sublicensee set forth in Article II will survive any termination of this Agreement or the License Agreement or the dissolution of the Sublicensor; provided any such termination of this Agreement does not occur as a result of a breach of this Agreement by Sublicensee (each of the foregoing, a “No-Fault Termination Event”). Licensor hereby grants to Sublicensee all of the rights and licenses granted to Sublicensee by Sublicensor hereunder (including the Technology Sublicense). Sublicensee shall not exercise such rights and licenses unless and until a No-Fault Termination Event has occurred and the Technology Sublicense granted hereunder has been terminated. Notwithstanding anything to the contrary in this Agreement or the License Agreement (including Section 5 thereof), upon the occurrence of a No-Fault Termination Event resulting in the termination of the License Agreement, the termination of this Agreement or the dissolution of the Sublicensor (as applicable), Sublicensee may exercise the rights and licenses set forth in this Section 4.3 and Licensor will assume all obligations of Sublicensor in this Agreement, both without any further action by any of the Parties.

4.4 Effect of Bankruptcy of Sublicensor or Licensor. Sublicensor and Licensor acknowledge and agree that the Intellectual Property rights licensed to Sublicensee hereunder constitute “intellectual property” as such term is defined in the Bankruptcy Code and that Sublicensee is entitled to all of the rights of a licensee of intellectual property under Section 365(n) of the Bankruptcy Code with respect to all of such licensed rights, which rights under the Bankruptcy Code include, without limitation, the right, upon the rejection of this Agreement or the License Agreement in any case filed under the Bankruptcy Code with respect to Sublicensor and/or Licensor, to treat this Agreement or the License Agreement as terminated or to retain Sublicensee’s rights under this Agreement or the License Agreement, and under any agreements supplemental to this Agreement or the License Agreement, with respect to such rights (including any embodiment of the rights to the extent protected by applicable non-bankruptcy law), as such rights existed immediately before the Sublicensor’s and/or Licensor’s bankruptcy case commenced. If Sublicensee elects to retain such licensed rights under this Agreement or the License Agreement, then Sublicensee may exercise such licensed rights in accordance with the terms and conditions of this Agreement or the License Agreement. Nothing contained herein shall limit any other rights provided to Sublicensee under the Bankruptcy Code, including Section 365(n) thereof.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES.

Each Party hereby represents and warrants to the other Party as of the Effective Date (except where a representation and warranty speaks as of another date) as follows:

5.1 By Sublicensee. Sublicensee represents and warrants to Licensor and Sublicensor that:

(a) it has the full right, power and authority to enter into this Agreement and perform its obligations hereunder;

(b) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and is qualified to conduct its business in those jurisdictions necessary to perform this Agreement;

(c) this Agreement constitutes the legal, valid and binding obligation of Licensee enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(d) all necessary limited liability company or corporate action has been taken to authorize, and all necessary authorizations, notices and consents of any third party which are required to authorize, Licensee to execute and deliver, and to perform the transactions contemplated by, this Agreement have been obtained and remain in full force and effect; and

(e) the execution, delivery and performance of this Agreement are within its powers, have been duly authorized by all necessary action and do not violate any of the terms or conditions in its limited liability company agreement or other governing documents or any contract to which it is a party or by which any of its properties is bound or any law, rule, regulation, order, writ, judgment, decree or other legal or regulatory determination of any governmental entity applicable to it.

5.2 By Licensor. Licensor represents and warrants to Sublicensee and Sublicensor that:

(a) it has the full right, power and authority to enter into this Agreement and perform its obligations hereunder;

(b) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and is qualified to conduct its business in those jurisdictions necessary to perform this Agreement;

(c) this Agreement constitutes the legal, valid and binding obligation of Licensor enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(d) the License Agreement constitutes the legal, valid and binding obligation of Licensor enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(e) all necessary limited liability company or corporate action has been taken to authorize, and all necessary authorizations, notices and consents of any third party which are required to authorize, Licensor to execute and deliver, and to perform the transactions contemplated by, this Agreement have been obtained and remain in full force and effect;

(f) the execution, delivery and performance of this Agreement are within its powers, have been duly authorized by all necessary action and do not violate any of the terms or conditions in its limited liability company agreement or other governing documents or any contract to which it is a party or by which any of its properties is bound or any law, rule, regulation, order, writ, judgment, decree or other legal or regulatory determination of any governmental entity applicable to it;

(g) it owns all right, title and interest in and to the Patents and Know-How;

(h) it has the full right and authority to grant the Technology Sublicense to Sublicensee;

(i) there are no outstanding agreements, assignments or encumbrances inconsistent with the provisions of this Agreement;

(j) none of the Patents have been invalidated either wholly or partly by a tribunal or court of law within the United States or abroad or by the United States Patent and Trademark Office or any of its foreign equivalents and to the knowledge of Licensor there are no proceedings attempting to do so;

(k) the Patents are valid and enforceable;

(l) neither the Patents nor the Know-How infringe or misappropriate any patent, trade secret or other intellectual property right of any third party;

(m) Licensor has not received any notice alleging its noncompliance with any Applicable Law with respect to the Patents, Know-How, Technology, or Licensed Property

(n) Licensor has not threatened or initiated any claim, suit or proceeding against any third party alleging that such third party has infringed or misappropriated any rights under the Patents and/or Know-How and, to the knowledge of Licensor, no third party is infringing or misappropriating any such rights; and

(o) the Patents and Know-How, along with know-how generally available in the refining industry, are all the intellectual property rights necessary for the manufacture of the Licensed Property and the production of Refined Coal with the Facilities.

5.3 By Sublicensor. Sublicensor represents and warrants to Sublicensee and Licensor that:

(a) it has the full right, power and authority to enter into this Agreement and perform its obligations hereunder;

(b) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and is qualified to conduct its business in those jurisdictions necessary to perform this Agreement;

(c) this Agreement constitutes the legal, valid and binding obligation of Sublicensor enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(d) the License Agreement constitutes the legal, valid and binding obligation of Sublicensor enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(e) all necessary limited liability company or corporate action has been taken to authorize, and all necessary authorizations, notices and consents of any third party which are required to authorize, Sublicensor to execute and deliver, and to perform the transactions contemplated by, this Agreement have been obtained and remain in full force and effect;

(f) the execution, delivery and performance of this Agreement are within its powers, have been duly authorized by all necessary action and do not violate any of the terms or conditions in its limited liability company agreement or other governing documents or any contract to which it is a party or by which any of its properties is bound or any law, rule, regulation, order, writ, judgment, decree or other legal or regulatory determination of any governmental entity applicable to it;

(g) it has the full right and authority to grant the Technology Sublicense to Sublicensee;

(h) there are no outstanding agreements, assignments or encumbrances inconsistent with the provisions of this Agreement;

(i) Sublicensor has not received any notice alleging its noncompliance with any Applicable Law with respect to its license of the Patents, Know-How, Technology, or Licensed Property;

(j) Sublicensor has not threatened or initiated any claim, suit or proceeding against any third party alleging that such third party has infringed or misappropriated any rights under the Patents and/or Know-How and, to the knowledge of Sublicensor, no third party is infringing or misappropriating any such rights.

ARTICLE VI.

LIMITATION OF LIABILITY.

WITH THE EXCEPTION OF THE PARTIES’ OBLIGATIONS UNDER ARTICLE 8 OR ANY WILLFUL MISCONDUCT OR GROSS NEGLIGENCE BY A PARTY, IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY WHETHER OR NOT A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING IN ANY WAY OUT OF THIS AGREEMENT.

ARTICLE VII.

MAINTENANCE OF PATENT RIGHTS.

At all times hereunder, Licensor shall be solely responsible for and shall pay all fees, costs or expenses of any nature required to prosecute, defend or maintain the Patents as follows:

7.1 Prosecution and Maintenance. Except as provided in Section 7.2 herein, Licensor will, at its sole expense, continue to diligently prosecute any and all patent applications in the Patents and, with respect to all issued patents within the Patents, maintain the Patents during the term of this Agreement. In connection with the prosecution of said patent applications and maintenance of the Patents, Licensor will provide to Sublicensee copies of all filings and material correspondence sent and received by Licensor related thereto. In addition, Licensor will, throughout the term of this Agreement, use reasonable commercial efforts to maintain and enhance the scope of the Valid Claim(s) and, if any claim contained in an issued and unexpired patent included within the Patents is held unenforceable, unpatentable or invalid by a decision of a tribunal, court, or other governmental agency of competent jurisdiction, then Licensor will, at its sole expense, use reasonable commercial efforts to create, develop and/or secure functionally equivalent workarounds and, where commercially appropriate, prosecute patent applications and or patents for the same, which patent applications and/or patents will automatically be included within the Patents.

7.2 Failure to Prosecute or Maintain. If Licensor determines, for any reason, not to diligently prosecute or maintain the Patents, then Licensor shall promptly give Sublicensee written notification of such determination at least 90 days before any due date related to such prosecution or maintenance. If Sublicensee believes that Licensor, for any reason, is not diligently prosecuting or maintaining any Patent(s) as required hereunder, then, at Sublicensee’s written request, Licensor shall immediately assign such Patent(s) to Licensor and the rights of Sublicensee hereunder shall continue unabated and without interruption.

ARTICLE VIII.

PROTECTION OF LICENSED PROPERTY.

8.1 Enforcement of Patents.

(a) It shall be the obligation of Licensor, at its sole cost and expense, in Licensor’s name, to protect and enforce the Patents and to prosecute or settle any third party infringement of the Patents during the term of this Agreement. At no cost to Sublicensor or Sublicensee, Sublicensor shall join any proceeding as necessary for Licensor to protect and enforce the Patents as described above. Any recovery obtained in an action brought by Licensor shall be distributed as follows: (i) Licensor shall first be reimbursed for any and all expenses and attorneys’ fees incurred in the action; and (ii) Licensor shall be entitled to any award, whether it be for ordinary, special or punitive damages. Notwithstanding any language to the contrary, in the event that Sublicensee is a party to the proceeding described above Sublicensee shall be entitled to any portion of the award attributable to losses or damages suffered by Sublicensee as a result of the third party infringement.

(b) If Licensor determines not to diligently enforce the Patents (in which case Licensor shall promptly notify Sublicensor and Sublicensee in writing of the same) or if it comes to the attention of Sublicensee that Licensor is not diligently enforcing the Patents then, subject to the rights of Licensor and other licensees of the Patents (i) Sublicensee will have the right to enforce the Patents at Sublicensee’s sole expense, (ii) if requested by Sublicensee, Licensor and Sublicensor will cooperate in Sublicensee’s prosecution or defense of any dispute resolution, litigation or settlement activities hereunder, provided that Sublicensee will reimburse Licensor for all reasonable costs incurred by Licensor as a result of such cooperation, and (iii) any recoveries will be awarded to Sublicensor and Sublicensee (and any other participating licensees or sublicensees) in an amount that is proportional to their costs in so enforcing the Patents.

8.2 Indemnity by Licensor. Licensor shall defend, indemnify and hold harmless Sublicensor, Sublicensee and each of their respective Affiliates and their respective members, managers, stockholders, officers, employees, agents, representatives and attorneys against any Loss arising from or in connection with (i) any claim that the Licensed Property, the Know-How, or the manufacture, sale, or use of Refined Coal produced using the Technology, infringes or misappropriates a third party patent, trade secret, copyright, trademark or other intellectual property right; (ii) any challenge to the validity of any of the Patents or the rights granted to Sublicensee; and (iii) any breach by Licensor of the representations and warranties in Section 5.2 or any covenant or agreement by Licensor in this Agreement.

8.3 Indemnity by Sublicensee. Sublicensee shall defend, indemnify and hold harmless Licensor, Sublicensor and their respective Affiliates and their respective members, managers, stockholders, officers, employees, agents, representatives and attorneys against any Loss arising from or in connection with any breach by Sublicensee of the representations and warranties in Section 5.1.

8.4 Indemnity by Sublicensor. Sublicensor shall defend, indemnify and hold harmless Licensor and Sublicensee and their respective Affiliates and their respective members, managers, stockholders, officers, employees, agents, representatives and attorneys against any Loss arising from or in connection with any breach by Sublicensor of the representations and warranties in Section 5.3.

8.5 Protection and Enforcement of Know-How and Trade Secrets. Licensor, Sublicensor and Sublicensee will at all times during the Term use commercially reasonable efforts to preserve and protect the confidentiality of all portions of the Know-How and any other information provided it such Persons that constitute “trade secrets” as that term is defined in the Uniform Trade Secret Act (the “Trade Secrets”). Furthermore, if it comes to the attention of Licensor that any Trade Secret has been misappropriated by any third party, then Licensor will use all reasonable efforts, including legal actions, to preserve and protect the confidentiality of the Trade Secret and to prevent such third party from any and all uses of the Trade Secret, so long as doing so is commercially reasonable to benefit either Licensor or Sublicensee.

8.6 Sublicensee’s Obligation to Notify Licensor of Possible Infringements or Misappropriation. Sublicensee shall notify Licensor, in writing, if it comes to the attention of Sublicensee that any of the Patents is being infringed or any Trade Secret has been or is in danger of being misappropriated by any third party, including in such notice a summary of relevant facts underlying Sublicensee’s belief as to such infringement or misappropriation.

ARTICLE IX.

CONFIDENTIALITY.

9.1 Each Party shall maintain the terms of this Agreement in confidence and shall not disclose any information concerning the terms, performance or administration of this Agreement to any other Person; provided that a Party may disclose such information: (a) to any of such Party’s Affiliates, (b) to any prospective member of such Party’s Affiliates, (c) to any actual or prospective purchaser of all or a portion of such Party’s interest in the Facilities and (d) to any Person providing or evaluating a proposal to provide financing to the recipient Party or any direct or indirect owner of such Party; provided in each case that the recipient Party shall provide to each Person to which disclosure is made a copy of this Section 9 and direct such Person to treat such information confidentially, and the recipient Party shall be liable for any breach of the terms of this Section 9 by such Persons to which it makes any such disclosure. The foregoing restrictions will not apply (i) to information that is or becomes generally available to the public otherwise than as a result of disclosure by the recipient Party, (ii) to information that is already in, or subsequently comes into, the recipient Party’s possession, provided that the source of such information was not, to the recipient Party’s knowledge, obligated to keep such information confidential and the information was not received solely pursuant to a previous agreement between the Parties , (iii) to information that is required to be disclosed pursuant to Law or stock exchange rules and regulations or is otherwise subject to legal, judicial, regulatory or self-regulatory requests for information or documents, or (iv) subject to Section 9.2 below, to the tax treatment or tax structure of the transaction.

9.2 Notwithstanding anything to the contrary herein, each Party may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction, provided, however, that any such information is required to be kept confidential to the extent necessary to comply with any applicable securities laws. The tax structure and tax treatment of the transaction includes only those facts that may be relevant to understanding the purported or claimed U.S. federal and state income tax treatment or tax structure of the transaction and, to eliminate any doubt, therefore specifically does not include information that either reveals or standing alone or in the aggregate with other information so disclosed tends of itself to reveal or allow the recipient of the information to ascertain the identity of any parties involved in any of the transactions contemplated by this Agreement or any of the documents to be delivered in connection herewith.

9.3 If any Party is required to disclose any information required by this Article IX to be maintained as confidential in a judicial, administrative or governmental proceeding, such Party shall give the other Party at least 10 days’ prior written notice (unless less time is permitted by the applicable proceeding) before disclosing any such information in any said proceeding and, in making such disclosure, the Party required to disclose the information shall disclose only that portion thereof required to be disclosed and shall cooperate with the other Party in the other Party’s attempts to seek to preserve the confidentiality thereof, including if such Party seeks to obtain protective orders and/or any intervention.

ARTICLE X.

GENERAL.

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by a nationally recognized overnight courier, by facsimile, or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Licensor:

ADA-ES, Inc.
8100 SouthPark Drive, Unit B
Littleton, CO 80120
Attn: Mike Durham
Fax: (303) 734-0330
Email: miked@adaes.com

If to Sublicensor:

Clean Coal Solutions, LLC
Attn: Charles S. McNeil c/o NexGen Refined Coal, LLC
3300 South Parker Road, Suite 310
Aurora, CO 80014
Fax: (303) 751-9210ADA-ES, Inc.
Email: cmcneil@nexgen-group.com

With a copy (which shall not constitute notice) to:

Chadbourne & Parke LLP
1200 New Hampshire Avenue, NW
Washington, D.C. 20036
Attention: Keith Martin
Fax: (202) 974-6774

If to Sublicensee:

GS RC Investments LLC c/o Goldman Sachs & Co.
200 West Street
New York, New York 10282
Attention: Michael Feldman
Fax: (212) 428-3868

With a copy (which shall not constitute notice) to: Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002-6760
Attention: F. B Cochran III
Fax: (713) 615-5368

All notices and other communications given in accordance herewith shall be deemed given (i) on the date of delivery, if hand delivered, (ii) on the date of receipt, if faxed (provided a hard copy of such transmission is dispatched by first class mail within 48 hours), (iii) three business days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and (iv) one business day after the date of sending, if sent by a nationally recognized overnight courier; provided, however, that a notice given in accordance with this Section 10.1 but received on any day other than a business day or after business hours in the place of receipt, will be deemed given on the next business day in that place.

10.2 Governing Law; Choice of Forum; Waiver of Jury Trial. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF, INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LEASE AND CONSENT TO THE SERVICE OF PROCESS IN ANY MANNER PERMITTED BY LAW. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

10.3 Integration. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior representations, assurances, courses of dealing, agreements, and undertakings, whether written or oral, between the Parties concerning such subject matter.

10.4 Titles and Headings. Titles and headings as used in this Agreement are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of any provision.

10.5 Assignment. No Party shall assign, sublease or otherwise transfer (collectively, an “Assignment”) this Agreement or any of its rights hereunder without the prior written consent of the other Parties, and any purported Assignment made without such prior written consent shall be void. Notwithstanding the foregoing:

(a) any Party may, without the need for consent from the other Parties, make an Assignment of this Agreement to an Affiliate of such Party provided that such Affiliate assumes all of the obligations of the Party making the Assignment, and in such event the Assigning Party shall be released from its obligations under this Agreement, except for those obligations that arose prior to such Assignment;

(b) Sublicensee may, without the need for consent from Sublicensor or Licensor, make an Assignment of this Agreement to any Person succeeding to all or substantially all of its assets.

10.6 Amendment; Modification, and Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by each of the Parties. Any failure of Sublicensee, Sublicensor, or Licensor to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the Party to be bound thereby, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

10.7 Severability of Provisions. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

10.8 Binding Effect; Third Parties. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns. Nothing in this Agreement shall be deemed to grant any third party beneficiary or similar rights to any Person not a signatory to this Agreement.

10.9 Entire Agreement. This Agreement shall constitute the entire agreement between the Parties hereto relating to the subject matter hereof. This Agreement expressly supersedes all prior agreements between the Parties relating to the subject matter hereof.

10.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

10.11 Survivability on Termination. The provisions of Article VIII, IX, and X, and any other provision hereof which, by its terms, expressly provides that it survive termination of the Term, shall survive the termination of the Term for any reason. All other rights and obligations of the Parties shall cease upon termination of the Term or other termination of this Agreement.

10.12 Further Assurances. Each Party shall execute and deliver to any other Party such further documents, instruments and assurances as may be reasonably requested by such other Party to fulfill the intent of the Parties hereto.

10.13 Construction. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole (including all Annexes, Exhibits and Schedules) and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection,” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation.” Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms, and the term “Annex,” “Exhibit” or “Schedule” shall refer to an Annex, Exhibit or Schedule attached to this Agreement.

10.14 Private Letter Ruling. If Sublicensee seeks a PLR, determination letter or other written guidance from the IRS (the “IRS Guidance”) with respect to any aspect of the transactions contemplated in this Agreement or in relation to the Facilities, then the Parties shall consider in good faith and make such amendments to this Agreement as may be necessary to permit Sublicensee to obtain the IRS Guidance or determination letter. Neither Sublicensor nor Licensor shall be required to agree to any such amendment that it reasonably determines, in good faith, is adverse to it in any material respect; provided that neither Sublicensor nor Licensor shall withhold its agreement to any such amendment if Sublicensee has agreed to fully compensate Sublicensor or Licensor for any adverse economic effect on Sublicensor or Licensor resulting from such amendment and such amendment would not cause any material adverse effect on Sublicensor or Licensor for which it cannot adequately be compensated by Sublicensee.

10.15 Publicity. Sublicensor and Licensor agree that they will not, without the prior written consent of Sublicensee, in each instance, (a) use in advertising, publicity, or otherwise the name of GS, or any Affiliate thereof (including Sublicensee), or any partner or employee of GS, or any Affiliate thereof (including Sublicensee), nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by GS, or any affiliate thereof (including Sublicensee), or (b) represent, directly or indirectly, that any product or any service provided by Licensor have been approved or endorsed by GS, or any Affiliate thereof (including Sublicensee). No public announcement of any kind regarding the existence or terms of this Agreement shall be made without the prior written consent of the other Parties. For the avoidance of doubt, nothing in this Section 10.15 shall limit Licensor’s or Sublicensor’s obligation to disclose information pursuant to Article IX.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the Effective Date.

ADA-ES, INC.		Clean Coal Solutions, LLC

By:	/s/ Mark H. McKinnies	By:	/s/ Brian Humphrey
Name:	Mark H. McKinnies	Name:	Brian Humphrey
Title:	SVP & CFO	Title:	Manager

GS RC Investments LLC

By:	GSFS INVESTMENTS I CORP., its sole member

By:	/s/ Albert Dombrowski
Name:	Albert Dombrowski
Title:	Authorized Signatory

Signature Page to Technology Sublicense Agreement

EXHIBIT A

LICENSE AGREEMENT

Exhibit A- 1

EXHIBIT B

FACILITIES

Exhibit B-1